Exhibit 99.1

For immediate release

AMERICREDIT ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

FORT WORTH, TEXAS September 16, 2002 -- AmeriCredit Corp. (NYSE:ACF) announced today the commencement of a public offering of an aggregate amount of approximately $500 million of its common stock (plus up to an aggregate amount of approximately $75 million of its common stock to cover over-allotments, if any). The shares are being offered by a prospectus supplement pursuant to an effective shelf registration statement in an offering to be managed by Friedman, Billings, Ramsey & Co., Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc. (NYSE:FBR).

AmeriCredit plans to use the proceeds from this proposed offering for general corporate purposes, which may include the Company providing a greater portion of the upfront credit enhancement required on future securitization transactions resulting in earlier distributions of cash from securitizations.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that AmeriCredit intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including prospectus supplement, forming a part of the effective registration statement. Copies of a prospectus, including a prospectus supplement, with respect to this offering may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, VA 22209, Attn: Prospectus Department, (703) 312-9500.

AmeriCredit Corp. is the largest independent middle-market auto finance Company in North America. Using its branch network and strategic alliances with auto groups and banks, the Company purchases installment contracts made by auto dealers to consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers throughout the United States and Canada and nearly $15 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

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This press release contains several “forward-looking statements.” Forward-looking statements are those, which use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “will,” “should,” “estimate,” “continue” or other comparable expressions. These words indicate future events and trends. Forward-looking statements are the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties, which could cause actual results to differ significantly from historical results or from those anticipated by the Company. The most significant risks are detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2001. Such risks include – but are not limited to – fluctuating interest rates, dependence on credit facilities and securitization programs, liquidity and capital needs, increased competition, regulatory changes, tightening labor markets, and deteriorating portfolio performance. It is advisable not to place undue reliance on the Company’s forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations			Media Relations
Kim Pulliam	Susan Sheffield	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7355	(817) 302-7811	(817) 302-7627

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